                                                                    EXHIBIT 99.1

                   EMPIRE RESORTS, INC. ANNOUNCES $10,000,000
                             SECURED CREDIT FACILITY

MONTICELLO,  NY -- Jan.  13, 2005 -- Empire  Resorts,  Inc.  (NASDAQ:  NYNY) has
obtained a secured  credit  facility  to provide  working  capital  for  general corporate  purposes and the  continued  predevelopment  of future  tribal gaming operations at Monticello Raceway,  located in Sullivan County New York and other locations.

On January 11, 2005, Empire Resorts,  Inc. ("Empire")  consummated a $10,000,000 loan  agreement  with  the Bank of  Scotland.  The  loan is  secured  by a first mortgage on Monticello Raceway and approximately 200 acres of related land owned by Empire's  subsidiary,  Monticello Raceway Management Inc. It is guaranteed by
Empire and its material current and future subsidiaries.

The loan bears interest,  at the option of Empire, at a rate of prime plus 2% or
Libor plus 4.00% and matures in two years -- with  quarterly  interest  payments based on the amount outstanding.

ABOUT EMPIRE RESORTS

Empire  operates the  Monticello  Raceway and is involved in the  development of other legal  gaming  venues in New York.  Empire  opened  Mighty M Gaming at the
Raceway site on June 30,  2004.  The new  facility  features  1,743 video gaming machines and amenities such as a 350 seat buffet and live nightly entertainment.
Together with the Cayuga  Nation,  Empire has announced  plans to develop a $500 million "Class III" Native  American casino and resort on a site adjacent to the
Raceway.  In addition,  Empire has recently  announced plans to develop a second casino and resort in the  Catskills  with the Seneca  Cayuga  Tribe of Oklahoma.

Statements in this press release  regarding the company's  business that are not historical  facts  are  "forward-looking  statements"  that  involve  risks  and uncertainties,  including  the  need for  regulatory  approvals,  financing  and successful completion of construction. The company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private  Securities  Litigation  Reform Act of 1994, and as
such,  speak only as of the date made.  To the extent the  content of this press release  includes  forward-looking  statements,  they involve  various risks and uncertainties  including  (i) the risk that the various  approvals  necessary as described  herein and other  approvals  required to be obtained  from the United
States  Congress,  the Bureau of Indian  Affairs,  the  National  Indian  Gaming
Regulatory  Commission,  the Governor of the State of New York and various other federal,  State and local governmental entities are not received,  (ii) the risk that financing  necessary for the proposed  programs or projects may not be able
to  be  obtained  because  of  credit  factors,   market   conditions  or  other
contingencies,  (iii) the risk that sovereign  Native  American  governments may

                                     (more)

exercise  certain broad rights with regard to termination of its agreements with the company (iv) the risk of  non-compliance  by various  counterparties  of the related  agreements,  and (v) general  risks  affecting the company as described from  time to time in it's  reports  filed  with  the  Securities  and  Exchange
Commission.  For a full discussion of such risks and uncertainties,  which could cause  actual  results to differ  from those  contained  in the  forward-looking statements,  see "Risk Factors" in the company's  Annual Report or Form 10-K for the most recently ended fiscal year.

Contact:
     Empire Resorts Inc.
     Charles A. Degliomini
     Vice President
     845-794-4100 x470
     cdegliomini@empireresorts.com
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